   BMB Munai, Inc. Approved for Listing on the American Stock Exchange

September 20, 2006 – Almaty, Kazakhstan – BMB Munai, Inc. (OTCBB: BMBM.OB) announced today that the American Stock Exchange has approved the application of BMB Munai, Inc. (the “Company”) for the listing of the Company’s common stock on the American Stock Exchange under the trading symbol “KAZ.” The Company has selected J. Streicher & Co. LLC as its specialist. Trading of the Company’s common stock on the American Stock Exchange is expected to commence on Thursday, September 21, 2006. This listing approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

Boris Cherdabayev, Chief Executive Officer of BMB Munai, said, “We are pleased to announce our listing on the American Stock Exchange. We believe this listing will be a significant step toward improving our Company visibility within the U.S. investment community. It also marks the fulfillment of a promise to investors that we are committed not only to the exploration and development of our oil resources in Kazakhstan, but also to increasing value and liquidity for our shareholders who have provided our Company with great support during the past few years.”

BMB Munai is an independent oil and gas company engaged in the exploration and production of crude oil and natural gas in western Kazakhstan. The Company maintains administrative offices in Salt Lake City, Utah and Almaty, Kazakhstan.

Contacts:
In the US: Adam R. Cook, Corporate Secretary
(801) 355-2227, E-mail: USoffice@bmbmunai.com
In Kazakhstan: Daniyar Uteulin, Vice President for Investor Relations
+7 (3272) 375-125, E-mail: KZoffice@bmbmunai.com

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward -looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factor s, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward -looking statements involve risks and uncertainties, including but not limited to, risks described in the Company’s periodic reports on file with the Securities and Exchange Commission.